Exhibit 4.6

EXECUTION VERSION

AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Credit Agreement (this “Amendment”) is entered into as of December 19, 2008 by and among The Manitowoc Company, Inc., a Wisconsin corporation (the “Borrower”), the Subsidiary Borrowers signatory hereto (together with the Borrower, the “Borrowers”), JPMorgan Chase Bank, N.A., individually, as administrative agent (the “Administrative Agent”) and as Collateral Agent, and the other financial institutions signatory hereto.

RECITALS

A.                                   The Borrowers, the Administrative Agent and the Lenders are party to that certain Amended and Restated Credit Agreement dated as of August 25, 2008 (the “Credit Agreement”).  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

B.                                     The Borrowers, the Administrative Agent and the undersigned Lenders wish to amend the Credit Agreement on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                                       Amendments to Credit Agreement.  Upon the “Effective Date” (as defined below), the Credit Agreement shall be amended as follows:

(a)                                  The defined term “Adjusted LIBO Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing (or, as applicable, for purposes of determining the Alternate Base Rate with respect to any ABR Borrowing) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to any Eurocurrency Borrowing denominated in a Foreign Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.

(b)                                 The defined term “Alternate Base Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1%, (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (d) the

Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively; provided, however, that in no event shall the Alternate Base Rate with respect to the Term B Loan at any time be less than 4.50% per annum.

(c)                                  The defined term “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Applicable Rate” means, for any day, (a) with respect to any ABR Loan or Eurocurrency Loan (other than the Term B Loan), or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in Schedule 1.01 under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Total Leverage Ratio; provided, however, that for purposes of calculating the Applicable Rate with respect to ABR Loans bearing interest at the rate determined pursuant to clause (d) of the definition of Alternate Base Rate, the ABR Spread shall be additionally increased by 0.50% and (b) with respect to the Term B Loan, (i) 3.50% per annum with respect to Eurocurrency Loans and (ii) 2.00% per annum with respect to ABR Loans; provided, however, that such rates with respect to the Term B Loan shall be 3.25% per annum with respect to Eurocurrency Loans and 1.75% per annum with respect to ABR Loans during any time when either Level I Status or Level II Status (in each case as defined on Schedule 1.01) exists, with such status being determined as set forth on Schedule 1.01.

(d)                                 The defined term “Foreign Subsidiary” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Foreign Subsidiary” means, as to any Person, each subsidiary of such Person which is not a Domestic Subsidiary.  For the avoidance of doubt, Newco and the Target shall be for all purposes hereof considered to be Foreign Subsidiaries.

(e)                                  The defined term “French Pledge Agreements” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“French Pledge Agreements” means the Pledge Agreement (Acte de Nantissement de Compte d’Instruments Financiers) by Manitowoc FSG International Holdings, Inc. and the two Pledge Agreements (Acte de Nantissement de Compte d’Instruments Financiers and Acte de Nantissement de Parts Sociales) by Manitowoc France SAS, each dated as of the Effective Date and made in favor of the Collateral Agent for the benefit of the Secured Creditors.

(f)                                    The defined term “LIBO Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“LIBO Rate” means, with respect to any Eurocurrency Borrowing (or, as applicable, for purposes of determining the Alternate Base Rate with respect to any ABR Borrowing) for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the rate at which JPMorgan offers to place deposits in the currency of such Borrowing for such Interest Period to first-class banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; and provided further that in no event shall the LIBO Rate with respect to the Term B Loan at any time be less than 3.00% per annum.

(g)                                 The defined term “Material Subsidiary” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Material Subsidiary” means a Subsidiary of the Borrower (a) which has or acquires assets constituting more than the greater of (i) .50% of the consolidated assets of the Borrower and its consolidated subsidiaries and (ii) $20,000,000 or (b) which generated more than 4% of Consolidated Net Income over the four fiscal quarter period most recently ended prior to the time of computation, but excluding Grove Australia Pty. Ltd; it being understood that in calculating Consolidated Net Income for the purposes of this definition, Consolidated Net Income shall (x) be calculated on a Pro Forma Basis to give effect to (1) the Target and its Subsidiaries acquired during or after such period pursuant to the Acquisition and not subsequently sold or otherwise disposed of by the Borrower or any of its Subsidiaries during or after such period, (2) any Acquired Entity or Business acquired during or after such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by the Borrower or any of its Subsidiaries during or after such period and (3) any Subsidiary or business disposed of during or after such period by the Borrower or any of its Subsidiaries and (y) exclude any gains or losses on foreign currency transactions in connection with the Acquisition.

(h)                                 Section 1.01 of the Credit Agreement is amended by adding the following definitions in appropriate alphabetical order:

“Alternate Currency Participation Exposure” means, for any Lender at any time, its Alternate Currency Exposure minus the aggregate amount of Alternate Currency Loans it holds directly.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans  or Alternate Currency Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Alternate Currency Fronting Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (d) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Permitted Transactions” means transactions entered into to facilitate corporate restructurings or lawful tax planning, in either event, otherwise permitted by this Agreement, which transactions are comprised of either (a) loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) by Credit Parties to External Subsidiaries but only if the amount of such transfers is returned to a Domestic Credit Party (if the initial Credit Party transferor was a Domestic Credit Party) or to any Credit Party (if the initial Credit Party transferor was a Foreign Credit Party) in the same form as made (i.e., a cash capital contribution shall be returned in cash)

promptly, but in no event later than the Business Day next following the date of the initial transfer or (b) loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) by External Subsidiaries to Credit Parties but only if the amount of such transfers is returned to an External Subsidiary in the same form as made (i.e., a cash capital contribution shall be returned in cash) promptly, but in no event later than the Business Day next following the date of the initial transfer; provided, however, that (A) if any of the foregoing transactions shall involve transfers of funds from the Borrower or a Subsidiary to the Borrower or any other Subsidiary, such transfers shall be accomplished by (i) book entries on the accounts of the Borrower or such Subsidiary maintained with the Administrative Agent or (ii) wire transfers to accounts of the Borrower or such Subsidiary maintained with the Administrative Agent or its Affiliates; (B) such transactions shall not be detrimental to the interests of the Lenders and  shall occur at a time when no Default shall have occurred and be continuing; and (C) the Borrower has given the Administrative Agent at least 10 days (or such lesser number of days as the Administrative Agent may agree) prior written notice of its intent to engage in or cause such transactions, accompanied by a reasonably detailed description of same.

 “Restructuring Transactions” means, collectively, the loans, forgivenesses of Indebtedness, capital contributions and other transfers and investments substantially as described on Schedule 1.05 hereto.

(i)                                     Article II of the Credit Agreement is hereby amended by adding a new Section 2.23 as follows:

SECTION 2.23.                 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender with a Revolving Commitment or Revolving Credit Exposure becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                  if any Swingline Exposure, LC Exposure or Alternate Currency Participation Exposure of such Lender exists at the time a Lender is a Defaulting Lender, the Applicable Borrower shall within one Business Day following notice by the Administrative Agent (i) prepay such Swingline Exposure or, if agreed by the Swingline Lender, cash collateralize the Swingline Exposure of the

Defaulting Lender on terms satisfactory to the Swingline Lender, (ii) cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding and (iii) prepay all Alternate Currency Exposure (other than Alternate Currency Borrowings as to which such Lender is not a Participating Lender) or, if agreed by the Alternate Currency Fronting Lender, cash collateralize the Alternate Currency Participation Exposure of the Defaulting Lender on terms satisfactory to the Alternate Currency Fronting Lender; and

(b)                                 the Swingline Lender shall not be required to fund any Swingline Loan, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and no Alternate Currency Lender shall be required to fund any Alternate Currency Borrowing as to which such Defaulting Lender would be a Participating Lender unless, in each case, the Swingline Lender, the Issuing Bank or the Alternate Currency Fronting Lender, as applicable, is satisfied that cash collateral will be provided by the Applicable Borrower in accordance with Section 2.23(a).

(j)                                     Section 2.20(b) of the Credit Agreement is hereby deleted and replaced with the following:

(b)           If any Lender requests compensation under Section 2.16, or if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to

Section 2.18, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(k)                                  The final sentence of Section 2.21(a) of the Credit Agreement is hereby deleted and replaced with the following:

Upon any such designation of a Wholly-Owned Foreign Subsidiary and the consent of each of the Lenders with a Revolving Commitment, which will not be unreasonably withheld, such Subsidiary shall be a Subsidiary Borrower hereunder (with the related rights and obligations) and shall be entitled to request (i) Revolving Loans, (ii) Alternate Currency Loans in one or more specified Alternate Currencies from such Alternate Currency Lenders as shall agree to make Alternate Currency Loans to such Subsidiary Borrower or (iii) a combination of the foregoing, on and subject to the terms and conditions of, and to the extent provided in, this Agreement; provided, however, that if the Borrower so indicates in the applicable Designation Letter, the Subsidiary Borrower may be entitled to request only Alternate Currency Loans, in which case such Subsidiary Borrower shall then be entitled to request only Alternate Currency Loans on and subject to the terms and conditions of, and to the extent provided in, this Agreement and the consent to such designation of only the Administrative Agent and the applicable Alternate Currency Lenders shall be required.

(l)                                     The first sentence of Section 5.13(c) of the Credit Agreement is hereby deleted and replaced with the following:

(c)                                  Without limiting the provisions of Sections 5.10(c) or 5.13, the Borrower agrees that within 60 days after the Initial Borrowing Date (and periodically thereafter as the Administrative Agent may request) it will identify to the Administrative Agent by written notice each Foreign Subsidiary that is a Material Subsidiary of the Borrower which may (i) become a guarantor of some or all of the Obligations, (ii) have 65% or more of its Equity Interests pledged to secure some or all of the Obligations or (iii) pledge its assets to secure some or all of the Obligations (each of the foregoing being “Credit Support”), in each case (A) without having an adverse tax or other financial consequence to the Borrower or any of its Subsidiaries in any material respect, (B) solely to the extent any of the foregoing actions could not reasonably be expected to result in personal liability to the directors of such Foreign Subsidiary and

(C) solely to the extent any of the foregoing actions are not otherwise prohibited by applicable law (any of the actions described in (i) — (iii) above which do not have any of the consequences described in (A) — (C) above being “Permitted Credit Support”).

(m)                               Section 6.01(f) of the Credit Agreement is hereby deleted and replaced with the following:

(f)                                    Indebtedness of a Subsidiary of the Borrower acquired pursuant to the Acquisition or a Permitted Acquisition (or Indebtedness assumed at the time of the Acquisition or a Permitted Acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, the Acquisition or such Permitted Acquisition, (ii) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capital Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (ii) and (iii) the aggregate principal amount of all Indebtedness permitted by this clause (f) to be outstanding at any time shall not exceed $50,000,000 minus the aggregate principal amount of Indebtedness outstanding under Section 6.01(s);

(n)                                 Section 6.01(n) of the Credit Agreement is hereby deleted and replaced with the following:

(n) Indebtedness consisting of guarantees (v) by the Borrower of the pension obligations of Enodis Group Limited, (w) by the Domestic Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement, (x) by the Foreign Credit Parties of each other’s and each Domestic Credit Party’s Indebtedness and lease and other contractual obligations permitted under this Agreement, (y) by External Subsidiaries of each other’s and each Credit Party’s Indebtedness and lease and other contractual obligations permitted under this Agreement or (z) by any Credit Party of any Indebtedness and lease and other contractual obligations permitted under this Agreement of any External Subsidiary (or by any Domestic Credit Party of any Indebtedness and lease and other contractual obligations permitted under this Agreement of any Foreign Credit Party) so long as the amount of such Guarantee under this clause (z), when aggregated with (1) the aggregate outstanding principal amount of Intercompany Loans which are restricted in amount by the proviso to Section 6.05(i) and (2) the aggregate amount of contributions, capitalizations and debt forgiveness which are restricted in amount by the proviso to Section 6.05(j) and which have theretofore been made and not repaid do not at any time exceed the Dollar Equivalent of $80,000,000;

(o)                                 Section 6.01(r) of the Credit Agreement is hereby deleted and replaced with the following:

(r)                                    Indebtedness incurred in consummating the Funding Transactions, the Restructuring Transactions and the Permitted Transactions; and

(p)                                 Section 6.02(m) of the Credit Agreement is hereby deleted and replaced with the following:

(m)                               Liens on property or assets acquired pursuant to the Acquisition or a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to the Acquisition or a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.01(f), (ii) such Liens are not created in connection with, or in contemplation or anticipation of, the Acquisition or such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries and (iii) such Liens secure no more than the aggregate principal amount of the Indebtedness, if any, secured by such Liens on the date of the Acquisition or the Permitted Acquisition;

(q)                                 Section 6.03 of the Credit Agreement is hereby amended by deleting the word “and” at the conclusion of subsection 6.03(a)(xix), replacing the “.” at the conclusion of subsection 6.03(a)(xx) with “; or” and adding a new subsection 6.03(a)(xxi) as follows:

(xxi)                           the Borrower may transfer assets to any Wholly-Owned Subsidiary of the Borrower, and any Wholly-Owned Subsidiary of the Borrower may transfer assets to the Borrower or to any other Wholly-Owned Subsidiary, in connection with the Restructuring Transactions and the Permitted Transactions.

(r)                                    The second sentence of Section 6.04 of the Credit Agreement is hereby deleted and replaced with the following:

Notwithstanding clause (b) of this Section 6.04, other than in connection with the Restructuring Transactions and the Permitted Transactions, a Foreign Credit Party may not pay any dividend to an External Subsidiary unless (x) such dividend is substantially contemporaneously therewith directly or indirectly remitted as a dividend or distribution to a Domestic Credit Party, (y) such dividend is in the form of an intercompany note payable of such

Foreign Credit Party which is subordinated on terms satisfactory to the Administrative Agent to the obligations of such Foreign Credit Party under the Credit Documents (a “Dividend Note”) or (z) at the time such dividend is paid no Default has occurred and is continuing and, after giving effect to such dividend, the “Outflow Amount” (as defined below) does not exceed €30,000,000.

(s)                                  Section 6.05(i) of the Credit Agreement is hereby deleted and replaced with the following:

(i)                                     the Borrower and its Wholly-Owned Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”); provided that (I) at no time shall the sum of (A) the aggregate outstanding principal amount of all Intercompany Loans (excluding Intercompany Loans outstanding on the Effective Date and set forth on Schedule 1.02 and Intercompany Loans permitted by 6.05(o)) made pursuant to this clause (i) by Credit Parties to External Subsidiaries or by Domestic Credit Parties to Foreign Credit Parties, plus (B) the aggregate amount of contributions, capitalizations and forgiveness (excluding any contributions, capitalizations and forgivenesses permitted by Section 6.05(o)) theretofore made by Credit Parties to (or in respect of) External Subsidiaries and by Domestic Credit Parties to (or in respect of) Foreign Credit Parties, in each case pursuant to Section 6.05(j) (net of cash equity returns), plus (C) the outstanding amount of Guarantees issued pursuant to Section 6.01(n)(z) exceed the Dollar Equivalent of $80,000,000 (determined without regard to any write-downs or write-offs of such Intercompany Loans), (II) no Intercompany Loans may be made by a Credit Party to an External Subsidiary or by a Domestic Credit Party to a Foreign Credit Party at a time that an Event of Default exists and is continuing, (III) any such Intercompany Loan made by a Credit Party shall be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent to the extent required pursuant to the US Pledge Agreement, and (IV) each Intercompany Loan made to any Credit Party by an External Subsidiary shall include (or, if not evidenced by an Intercompany Note, the books and records of the respective parties shall note that such Intercompany Loan shall be subject to) the subordination provisions attached as Annex A to the form of Intercompany Note;

(t)            Section 6.05(j) of the Credit Agreement is hereby deleted and replaced with the following:

(j)                                     the Borrower and its Wholly-Owned Subsidiaries may make cash capital contributions to their respective Wholly-Owned Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary or a Wholly-Owned Domestic Subsidiary and outstanding under clause (i) of this Section 6.05; provided that (I) at no time shall the sum of (A) the aggregate amount of such contributions, capitalizations and forgiveness (excluding any contributions, capitalizations and forgivenesses permitted by Section 6.05(o)) made by Credit Parties to External Subsidiaries or by Domestic Credit Parties to Foreign Credit Parties (net of cash equity returns), plus (B) the aggregate outstanding principal amount of Intercompany Loans (excluding Intercompany Loans outstanding on the Effective Date and set forth on Schedule 1.02 and Intercompany Loans permitted by 6.05(o)) made by Credit Parties to External Subsidiaries and by Domestic Credit Parties to Foreign Credit Parties, in each case pursuant to Section 6.05(i) (determined without regard to any write-downs or write-offs thereof), plus (C) the outstanding amount of Guarantees issued pursuant to Section 6.01(n)(z), exceed the Dollar Equivalent of $80,000,000, (II) Credit Parties may only make capital contributions to, and capitalize or forgive any Indebtedness owed to them by, a Wholly-Owned Foreign Subsidiary pursuant to this clause (j) to the extent (A) required to comply with any thin capitalization rules applicable to such Wholly-Owned Foreign Subsidiary or (B) that the making of Intercompany Loans to such Wholly-Owned Foreign Subsidiary would have adverse tax consequences to the Credit Party making the same, and (III) no such contributions, capitalizations or forgivenesses may be made by a Credit Party to a External Subsidiary or by a Domestic Credit Party to a Foreign Credit Party at any time that an Event of Default exists and is continuing;

(u)           Section 6.05(k) of the Credit Agreement is hereby deleted and replaced with the following:

(k)           the Borrower and its Subsidiaries may make transfers of assets among the Borrower and its Subsidiaries as permitted by Sections 6.03(a)(ix), (x), (xi) and (xxi);

(v)           Section 6.05(o) of the Credit Agreement is hereby deleted and replaced with the following:

(o)           the Borrower and its Subsidiaries may consummate the Funding Transactions, the Restructuring Transactions and the Permitted Transactions (subject, in the case of Intercompany Loans with respect to the Restructuring Transactions and the Permitted Transactions, to the requirements of clauses (II), (III) and (IV) of Section 6.05(i)).

(w)          Section 6.09(a) of the Credit Agreement is hereby deleted and replaced with the following:

(a)           make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), (i) any Indebtedness (other than the Obligations) unless no Default has occurred and is continuing, (ii) any Indebtedness which is subordinated to any of the Obligations (other than Intercompany Loans) or (iii) any Senior Notes unless the Consolidated Total Leverage Ratio immediately prior to and after giving effect to making such payment is less than 2.00 to 1.00;

(x)            The second sentence of the final paragraph of Section 8.01 of the Credit Agreement is hereby deleted and replaced with the following:

Each of the Administrative Agent, the Collateral Agent and the UK Security Trustee shall also be authorized, on behalf of the Lenders, to (i) enter into such amendments of the Security Documents and to enter into such agreements (including intercreditor agreements but excluding any releases of Collateral not otherwise authorized hereby) as, in either case, it deems necessary or appropriate in connection with a Permitted Securitization and (ii) execute releases of Collateral being transferred from the Borrower or a Subsidiary to the Borrower or a Subsidiary in a transaction permitted hereby and in connection with which such Collateral is substantially contemporaneously repledged (with the same priority as the released pledge or security interest) to the Administrative Agent, the Collateral Agent  or  the UK Security Trustee, as applicable, for the benefit of the Secured Creditors.

(y)           A new Schedule 1.05 to the Credit Agreement is hereby added to the Credit Agreement in the form of Schedule 1.05 attached hereto.

2.             Confirmation.  For the avoidance of doubt, the parties confirm and agree that the term “Other Creditor” and “Secured Creditor” as used in the US Security Agreement and the other Security Documents shall include Lenders and their Affiliates which were party to Swap Agreements or Bank Product Agreements (as defined in the US Security Agreement) in existence as of the Effective Date or the Restatement Date.

3.             Representations and Warranties of the Borrowers.  The Borrowers represent and warrant that:

(a)           The execution, delivery and performance by the Borrowers of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its terms, except as the enforcement thereof may be subject to  the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

(b)           Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects) on and as of the date hereof (other than representations and warranties that relate solely to an earlier date);

(c)           After giving effect to this Amendment, no Default has occurred and is continuing.

4.             Effective Date.  This Amendment shall become effective upon the execution and delivery hereof by the Borrowers, the Administrative Agent and the Required Lenders (without respect to whether it has been executed and delivered by all the Lenders); provided that Sections 1 and 2 hereof shall not become effective until the date (the “Effective Date”) when the following additional conditions have also been satisfied:

(a)           The execution and delivery by Kysor Nevada Holding Corp. of a joinder to the Subsidiary Guaranty and the US Security Agreement, in form and substance acceptable to the Administrative Agent.

(b)           Each of the Credit Parties shall have executed and delivered to the Administrative Agent a Reaffirmation of Guaranty and Collateral Documents in the form of Exhibit A hereto.

(c)           The Administrative Agent shall have received an executed legal opinion from Foley & Lardner LLP in form and substance satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinion.

(d)           The Borrowers shall have provided such other corporate and other certificates, opinions, documents, instruments and agreements as the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders promptly of the occurrence of the Effective Date and such notice shall be conclusive and binding on all parties hereto.  In the event the Effective Date has not occurred on or before December 19, 2008, Sections 1 and 2 hereof shall not become operative and shall be of no force or effect.

5.             Reference to and Effect Upon the Credit Agreement.

(a)           Except as specifically amended or waived above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

(b)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under the Credit Agreement or any other Credit Document, nor constitute a waiver of any provision of the Credit Agreement or any other Credit Document, except as specifically set forth herein.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(c)           This Amendment shall be deemed to be a Credit Document for all purposes of the Credit Documents.

6.             Costs and Expenses.  The Borrower hereby affirms its obligations under Section 9.03 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

7.             Governing Law.  This Agreement shall be construed in accordance with and governed by the law (without regard to conflict of law provisions) of the State of New York.

8.             Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

9.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

THE MANITOWOC COMPANY, INC.

By
Name:
Title:

MANITOWOC EMEA HOLDING SARL

By
Name:
Title:

MANITOWOC HOLDING ASIA SAS

By
Name:
Title:

[Amendment No. 1 to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Collateral Agent

By
Name:
Title:

[Amendment No. 1 to Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

By
Name:
Title:

By
Name:
Title:

[Amendment No. 1 to Amended and Restated Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.

By
Name:
Title:

[Amendment No. 1 to Amended and Restated Credit Agreement]

BNP PARIBAS

By
Name:
Title:

By
Name:
Title:

[Amendment No. 1 to Amended and Restated Credit Agreement]

[ADDITIONAL LENDER SIGNATURE]

By
Name:
Title:

[Amendment No. 1 to Amended and Restated Credit Agreement]

Schedule 1.05

RESTRUCTURING TRANSACTIONS

The Borrower and its Subsidiaries intend to engage in a number of intercorporate transactions to integrate the corporate structure of Enodis Ltd. (“Enodis”) and its subsidiaries with the existing corporate structure of the Borrower and its pre-existing Subsidiaries, and to maximize the financial performance of the Borrower and its Subsidiaries on a consolidated basis.

1.                                       Repayment of Enodis’s Private Placement and Revolving Credit Agreement Obligations.

Shortly after the funding of the Loans under the Credit Agreement, the Borrower provided $235 million and £86 million to Enodis to enable Enodis to pay off the Target Debt, as required by the Credit Agreement.  The Borrower proposes to characterize these transfers of funds as loans to Enodis, rather than as capital contributions, as of the Effective Date of Amendment No. 1 to Amended and Restated Credit Agreement.  These loans will be payable in pounds and will total £235.128 million.

2.                                       Buyout of the Enodis Stock Options Held by Employees of Enodis.

Shortly after the funding of the Loans under the Credit Agreement, the Borrower provided £10,665,282.93 to Enodis Holdings Ltd. and $54,123,679.36 to Enodis Corporation to buy out the Enodis stock options held by employees of Enodis as required in connection with the acquisition transaction.  The Borrower proposes to characterize these transfers of funds as loans rather than as capital contributions, as of the Effective Date of Amendment No. 1 to Amended and Restated Credit Agreement.

3.                                       German Restructuring.

The Borrower proposes to combine the German subsidiaries of Enodis with the pre-existing German subsidiaries of the Borrower, both to rationalize the corporate organization and to permit the filing of a consolidated income tax return in Germany.  As part of that transaction, the Borrower would contribute to Manitowoc Finance (Luxembourg) S.a.r.l. approximately £203 million of its notes receivable from Enodis.

4.                                       U.S. Restructuring.

The U.S. Subsidiaries of Enodis are currently owned by foreign entities.  The Borrower proposes to bring the Domestic Subsidiaries of Enodis under the direct ownership of the Borrower and its pre-existing Domestic Subsidiaries, without the intervention of any foreign entities.  This will rationalize the business organization; allow the Borrower and all of the Domestic Subsidiaries to file a single consolidated federal income tax return in the United States, and permit the pledge of 100% of the stock of these entities to the Lenders.

As part of those transaction, Boek- en Offset Drukkerij Kuyte BV, which is a Foreign Subsidiary, would sell its shares of Enodis Holdings Inc. to the Borrower or a Domestic Subsidiary of the Borrower in exchange for an intercompany note for £840 million.  After a series of intermediate steps, this note will be transferred to the Borrower and its Domestic Subsidiaries and eliminated.

5.                                       Enodis Intercompany Loan Transactions.

The Borrower proposes to finalize the journal entries for several non-cash transactions to settle intercompany loans involving the Target and its Subsidiaries as of the Effective Date of Amendment No. 1 to Amended and Restated Credit Agreement.  The net effect of these transactions is to increase the assets of the U.S. Subsidiaries of the Target.

6.                                       French Thin Capitalization Planning.

The Borrower and Subsidiaries intend to enter into a series of transactions which will result in Manitowoc France SAS becoming liable for a payable in the amount of €178 million, which was previously owed by Manitowoc Holding Asia SAS, which is a Subsidiary Borrower.

7.                                       Sale of Ice Business.

The Borrower will be required by the antitrust authorities to sell certain subsidiaries in the ice business.  These sales are described as Divestiture Transactions in the Credit Agreement.  The Subsidiaries to be sold are parties to intercompany loan transactions with other subsidiaries of the Borrower.  The Borrower proposes to arrange for the payment, forgiveness, or other settlement of these intercompany loan transactions shortly before the required Divestiture Transactions take place.

EXHIBIT A

REAFFIRMATION OF GUARANTY AND COLLATERAL DOCUMENTS

Each of the undersigned acknowledges receipt of a copy of that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of the date hereof (the “Amendment”) relating to the Credit Agreement dated as of August 25, 2008 (the “Credit Agreement”) referred to therein, consents to the Amendment and each of the transactions referenced therein, hereby (i) reaffirms its obligations under the Subsidiary Guaranty, the Parent Guaranty and each other Security Document to which it is a party and agrees that all references in any such other Credit Document to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by the Amendment and (ii) confirms and acknowledges its agreement to the matters set forth in Section 2 of the Amendment.  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement, as amended by the Amendment.

Dated as of December 19, 2008

THE MANITOWOC COMPANY, INC.

By
Name:
Title:

MANITOWOC EMEA HOLDING SARL

By
Name:
Title:

MANITOWOC HOLDING ASIA SAS

By
Name:
Title:

MANITOWOC CRANE COMPANIES, INC.

By
Name:
Title:

MANITOWOC FOODSERVICE COMPANIES, INC.
By
Name:
Title:

MANITOWOC MARINE GROUP LLC

By: The Manitowoc Company, Inc., its sole managing member

By
Name:
Title:

MANITOWOC CRANES, INC.
By
Name:
Title:

GROVE U.S. L.L.C.
By
Name:
Title:

MANITOWOC FSG HOLDINGS, INC.
By
Name:
Title:

MANITOWOC FP, INC.

By
Name:
Title:

MANITOWOC FSG OPERATIONS, INC.

By
Name:
Title:

[Reaffirmation of Guaranty and Collateral Documents]

MMG HOLDING CO., LLC

By: The Manitowoc Company, Inc., its sole managing member

By
Name:
Title:

MARINETTE MARINE CORPORATION

By
Name:
Title:

MCCANN’S ENGINEERING & MANUFACTURING CO., LLC

By
Name:
Title:

MANITOWOC FRANCE SAS
By
Name:
Title:

MANITOWOC FSG INTERNATIONAL HOLDINGS, INC. (f/k/a North Central Crane & Excavator Sales Corp.)

By
Name:
Title:

MCCALL REFRIGERATION, INC.

By
Name:
Title:

[Reaffirmation of Guaranty and Collateral Documents]